UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MIMEDX GROUP, INC.
(Name of Registrant as Specified In Its Charter)
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MIMEDX GROUP, INC
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 17, 2017

The Annual Meeting of Shareholders of MiMedx Group, Inc. (“MiMedx” or the “Company”) will be held on May 17, 2017, at 11:00 a.m. Eastern Daylight Time at the Company's offices located at 1828 West Oak Parkway, Marietta, Georgia 30062, for the following purposes:

•	The election of four Class I directors;

•	Ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the current fiscal year; and

•	The transaction of such other business as may come before the meeting or any adjournment or any postponement thereof.

The Board of Directors has fixed the close of business on March 31, 2017, as the record date for us to determine those shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

Shareholders who cannot attend the Annual Meeting may vote their shares over the Internet or by telephone, or by completing and promptly returning the enclosed proxy card or voting instruction form. Internet and telephone voting procedures are described in the enclosed proxy statement and on the proxy card or, if shares are held in “street name,” on the voting instruction form that shareholders receive from their brokerage firm, bank or other nominee in lieu of a proxy card.

Please vote as promptly as possible, whether or not you plan to attend the Annual Meeting. Even though you submit your proxy, you may nevertheless attend the Annual Meeting and vote your shares in person if you wish. If you want to revoke your proxy at a later time for any reason, you may do so in the manner described in the attached proxy statement.

I look forward to welcoming you to the meeting.

Very truly yours,

/s/ Alexandra Haden
Alexandra Haden
Secretary
April 13, 2017

MIMEDX GROUP, INC.
PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 17, 2017

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders of MiMedx Group, Inc. (“MiMedx” or the “Company”) to be held on May 17, 2017 at 11:00 a.m. Eastern Daylight Time at the Company's offices located at 1828 West Oak Parkway, Marietta, Georgia 30062.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2017

The Proxy Statement, our form of proxy and our Annual Report on Form 10-K for the year ended December 31, 2016, are available at www.proxyvote.com

This Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2016, and the enclosed proxy card are being first sent or given to shareholders on or about April 13, 2017. The enclosed proxy card is solicited by the Company on behalf of our Board of Directors and will be voted at the Annual Meeting of Shareholders and any adjournments or postponements thereof.

Shareholders as of the close of business on March 31, 2017, the record date, may vote at the Annual Meeting. As of the record date, 110,838,350 shares of common stock were outstanding and entitled to vote. Shareholders have one vote, non-cumulative, for each share of common stock held on the record date, including shares held directly in their name as “shareholder of record” and shares held in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or nominee how to vote their shares.

This solicitation is being made by mail and may also be made in person or by fax, telephone or Internet by the Company’s officers, directors or employees. The Company will pay all expenses incurred in this solicitation. The Company will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

Proposals for Shareholder Action

The matters proposed for consideration at the meeting are:

•	The election of four Class I directors;

•	Ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the current fiscal year; and

•	The transaction of such other business as may come before the meeting or any adjournment or any postponement thereof.

Our Board of Directors recommends that you vote “FOR” the director nominees and the other proposals.

Voting

Shareholders of record may vote:

•
By Mail — To vote by mail using the enclosed proxy card, shareholders will need to complete, sign and date the proxy card and return it promptly in the envelope provided or mail it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. When the proxy card is properly executed, dated, and timely returned, the shares it represents will be voted in accordance with its instructions.

•
By Internet — Shareholders may vote over the Internet by going to “www.proxyvote.com.” Shareholders will need to type in the Company Number and the Account Number indicated on the proxy card and follow the instructions.

•
By Telephone — Shareholders may vote over the telephone by dialing 1-800-690-6903 in the United States or Canada from any touch-tone telephone and following the instructions. Shareholders will need the Company Number and the Account Number indicated on the proxy card.

•
By Attending the Meeting in Person — Shareholders may vote by attending the meeting in person and voting. Please contact Marianne Barbour at 770-651-9106 or mbarbour@mimedx.com in order to obtain directions to the Annual Meeting.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, on May 16, 2017.

In addition, a large number of banks and brokerage firms participate in online programs that provide eligible beneficial owners who hold their shares in “street name” rather than as a shareholder of record, with the opportunity to vote over the Internet or by telephone. “Street name” shareholders who elected to access the proxy materials electronically over the Internet through an arrangement with their brokerage firm, bank or other nominee should receive instructions from their brokerage firm, bank or other nominee on how to access the shareholder information and voting instructions. If shareholders hold shares in “street name” and the voting instruction form received from the brokerage firm, bank or other nominee does not reference Internet or telephone information, or if you prefer to vote by mail, please complete and return the paper voting instruction form. In order to vote shares held in “street name” in person at the Annual Meeting, a proxy issued in the owner’s name must be obtained from the record holder (typically your brokerage firm, bank or other nominee) and presented at the Annual Meeting.

Shareholders of record and “street name” shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers, for which the shareholder is responsible.

If no instructions are indicated, your proxy will be voted “FOR” the election of the director nominees and the other proposals.

Other Matters

It is not anticipated that any other matters will be considered at the Annual Meeting. If, however, any other matter properly comes before the Annual Meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote the proxy in accordance with their best judgment on any such matter.

Revocation of Proxies

Each shareholder sending a proxy will have the power to revoke it at any time before it is exercised. The proxy may be changed or revoked before it is exercised by sending a written revocation or a duly executed proxy bearing a later date to us at our principal offices at 1775 West Oak Commons Court, NE, Marietta, Georgia 30062, Attention: Corporate Secretary. The proxy may also be revoked by attending the meeting and voting in person.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting and at any adjournments thereof. Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the chairman of the meeting or the shareholders holding a majority of the shares of common stock present in person or represented by proxy, and entitled to vote, have the power to adjourn the meeting from time to time without notice, other than an announcement at the meeting, until a quorum is present or represented. Directors, officers and employees of the Company may solicit proxies for the reconvened meeting in person or by mail, telephone or telegram. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

The Company has majority voting in uncontested elections of directors, such as this election. Nominees for director shall be elected by a majority of the votes cast by the shares entitled to vote.  In the event an incumbent director fails to receive a majority of the votes cast, the director shall promptly tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee of the Board of Directors will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors, taking into account the recommendation of the Nominating and Corporate Governance Committee, will determine whether to accept or reject such resignation, or what other action should be taken, within 100 days from the date of the certification of election results.

The ratification of Cherry Bekaert LLP as our independent registered public accounting firm shall be approved if the votes cast by the holders of shares represented at the meeting and entitled to vote on the subject matter favoring the action exceed the votes cast opposing the action.

Votes cast in person or by proxy, abstentions and broker non-votes will be tabulated by the inspector of election and will be considered in the determination of whether a quorum is present at the Annual Meeting. The inspector of election will treat shares represented by executed proxies that abstain as shares that are present and entitled to vote for purposes of determining the approval of such matter; however, abstentions will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will be treated as present for quorum purposes. Broker non-votes are counted for purposes of determining the presence of a quorum; however, they will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal. The election of directors is not considered a “routine” matter as to which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to such matters. As a result, if you hold your shares in street name and do not provide your broker with voting instructions, your shares will not be voted at the Annual Meeting with respect to the election of directors. The ratification of Cherry Bekaert LLP as our independent registered public accounting firm is considered a “routine matter,” and therefore, brokers will have the discretion to vote on this matter even if they do not receive voting instructions from the beneficial owner of the shares.

No Appraisal Rights

No appraisal rights are available under Florida law or our articles of incorporation or bylaws if you dissent from or vote against any of the proposals presented for consideration, and we do not plan to independently provide any such right to shareholders.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our bylaws provide that our Board may set the number of directors at no less than three. Our Board currently consists of ten directors who are divided into three classes. At each Annual Meeting, the term of one class of directors expires and persons are elected to that class for terms of three years or until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. Our current Board members, the classes in which they serve and the expiration of their terms as directors are as set forth in the table below:

Class Designation	Directors	Term Expiration
Class I	Charles R. Evans Charles E. Koob Neil S. Yeston Luis A. Aguilar	2017 Annual Meeting of Shareholders

Class II	Joseph G. Bleser Bruce Hack William C. Taylor	2018 Annual Meeting of Shareholders

Class III	J. Terry Dewberry Larry W. Papasan Parker H. Petit	2019 Annual Meeting of Shareholders

Based on the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board has nominated Charles R. Evans, Charles E. Koob, Neil S. Yeston, and Luis Aguilar for election as Class I Directors. The Class I Directors’ next term expires at the 2020 Annual Meeting or upon their respective successors being elected and qualified or until their earlier death, resignation, removal or termination. All nominees have consented to serve as directors if elected.

In the event that any nominee should become unable or unwilling to serve as a director, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee for the office of director as the Board of Directors may recommend. It is not anticipated that any nominee will become unable or unwilling to serve as a director.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

Set forth below is certain information regarding our director nominees and other directors who will continue serving on the Board after the Annual Meeting, including certain individual qualifications and skills of our directors that contribute to the effectiveness of our Board. There are no family relationships among any of our directors or executive officers.

DIRECTORS WHOSE TERMS EXPIRE AT THE 2017 ANNUAL MEETING,
CLASS I

Charles R. Evans, age 70, serves on the Company’s Board of Directors. Mr. Evans became a director of the Company in September 2012. Mr. Evans has over 40 years of experience in the healthcare industry. He is currently President of the International Health Services Group, an organization he founded to support health services development in underserved areas of the world. He also currently is a senior advisor with Jackson Healthcare, a consortium of companies that provide physician and clinical staffing, anesthesia management and information technology solutions for hospitals, health systems and physician groups. In addition, Mr. Evans is a Fellow in the American College of Healthcare Executives having previously served as Governor of the College from 2004 to 2007 and as Chairman Officer from 2008 to 2011. In 2012, he attained the Board Leadership Fellow credential of the National Association of Corporate Directors. Previously, Mr. Evans was a senior officer with Hospital Corporation of America (HCA), having managed various HCA divisions and completing his service with the responsibility for operations in the Eastern half of the country. Mr. Evans currently serves on the Board of Directors of Jackson Healthcare and AnewMed Inc. Additionally, Mr. Evans serves on the boards of nonprofit organizations including Past Chairman of MedShare International, and Chairman of the Hospital Charitable Service Awards. Mr. Evans was nominated as a director due to his healthcare management expertise.

Charles E. (“Chuck”) Koob, age 72, serves on the Company's Board of Directors. He became a Director of Alynx in February 2008, and of MiMedx Group, Inc. in March 2008. He was first elected as a Director of MiMedx, Inc. in April 2007. Mr. Koob joined the law firm of Simpson Thacher & Bartlett, LLP in 1970 and became a partner in 1977. He retired from that firm on January 1, 2007. While at that firm, Mr. Koob was the co-head of the Litigation Department and served on the firm’s Executive Committee. Mr. Koob specialized in competition, trade regulation and antitrust issues. Throughout his 37-year tenure, he represented clients before the Federal Trade Commission, the Antitrust Division of the Department of Justice, and numerous state and foreign competition authorities. His résumé includes the representation of Virgin Atlantic Airways, Archer Daniels Midland, and Kohlberg Kravis Roberts and Co. He received his B.A. from Rockhurst College in 1966 and his J.D. from Stanford Law School in 1969. Mr. Koob serves on the board of Stanford Hospital and Clinics. He also serves on the board of a private drug development company and MRI Interventions (OTCBB: MRIC), a publicly traded medical device company. Mr. Koob was nominated as a director due to his 37 years of legal expertise in representing both publicly traded and privately held businesses.

Neil S. Yeston, M.D., age 74, serves on the Company's Board of Directors. Dr. Yeston became a director of the Company in September 2012. Dr. Yeston is the Past President of the New England Surgical Society and currently serves as Active Senior Staff, Department of Surgery at Hartford Hospital. During his association with Hartford Hospital, Dr. Yeston previously served in various roles including Vice President of Academic Affairs, Director of Corporate Compliance, Vice President of Quality Management and Director of the Section on Critical Care Medicine, Department of Surgery. In addition, Dr. Yeston was responsible for the enterprise wide acquisition of all Bio-medical engineering technology. Dr. Yeston has formerly served as Professor of Surgery at the University of Connecticut and the Assistant Dean, Medical Education at the University Of Connecticut School Of Medicine. Prior to his associations with Hartford Hospital and the University of Connecticut, Dr. Yeston served with Boston University Medical Center, in various positions including the Vice Chairman Department of Surgery, Associate Professor of Anesthesiology, Director Progressive Care Unit and Associate Professor of Surgery. Dr. Yeston was nominated as a director because of his in-depth understanding of healthcare issues from the perspective of the practitioner, academician, administrator and executive.

Luis A. Aguilar, age 63, was appointed to serve as a director by the Company's Board of Directors in March 2017. Mr. Aguilar served as a Commissioner at the U.S. Securities and Exchange Commission (SEC) from July 31, 2008 to December 31, 2015. Mr. Aguilar became the eighth longest-serving Commissioner in SEC history, and was one of only three Commissioners to have been nominated by two U.S. Presidents from two different political parties. He is a recognized leader in the nexus of corporate governance, cybersecurity, investor protection, and publicly traded companies. Currently, he is a partner in Falcon Cyber Investments, an equity investment vehicle focused on cybersecurity investments. Additionally, he has been active in numerous civic and business associations. Mr. Aguilar currently serves on the Boards of Directors of Envestnet, Inc. (NYSE: ENV) and Donnelley Financial Solutions, Inc. (NYSE: DFIN). Prior to his SEC appointment, Mr. Aguilar was active in business and law and focused on issues related to corporate governance and federal and state securities laws and regulations. Mr. Aguilar was nominated as a director because of his vast expertise in securities regulation, investor protection and corporate governance, as well as his extensive experience working as a highly accomplished lawyer within industry and private law practice.

DIRECTORS WHOSE TERMS EXPIRE AT THE 2018 ANNUAL MEETING,
CLASS II
Joseph G. Bleser, age 71, serves on the Company’s Board of Directors. He became a Director of MiMedx Group, Inc. in September 2009. Mr. Bleser is a retired financial consultant and financial executive with significant board-level experience. He was the Managing Member of J. Bleser, LLC, a financial consulting firm, from July 1998 to mid-2015. Prior to July 1998, Mr. Bleser had over 15 years' experience as a Chief Financial Officer and other financial executive positions in various publicly traded companies, including HBO & Company, Allegiant Physician Services, Inc., Transcend Services, Inc. and Healthcare.com Corporation. Mr. Bleser is formerly a Certified Public Accountant with ten years of experience in public accounting with Arthur Andersen LLC, an international public accounting firm. Mr. Bleser has over 20 years of experience in serving as a member of the board of directors and the audit and other board committees of several publicly traded and private companies in the healthcare and technology industries. Most recently, Mr. Bleser was a member of the Board of Directors and the Corporate Governance Committee and Chairman of the Audit Committee of Transcend Services, Inc. (Nasdaq: TRCR) until it was acquired by Nuance Communications, Inc. in April 2012. Mr. Bleser was nominated as a director due to his extensive financial background and experience as a member of the board of directors, audit and other board committees of other publicly traded companies.

Bruce L. Hack, age 68, serves on the Company's Board of Directors. He became a director of MiMedx Group, Inc. in December 2009. Mr. Hack was Vice Chairman of the Board of Directors of Activision Blizzard (Nasdaq:ATVI) until 2009. Prior to that, Mr. Hack was Chief Executive Officer of Vivendi Games, from 2004 to 2008, Vice Chairman of the Board of Directors of Universal Music Group, from 1998 to 2001, and Chief Financial Officer of Universal Studios, from 1995 to 1998. From 1982 to 1994, Mr. Hack held several positions at The Seagram Company, including: Director, Strategic Planning, at The Seagram Company Ltd.; and Chief Financial Officer of Tropicana Products, Inc. Prior thereto, he was a trade negotiator for the U.S. Treasury. Mr. Hack earned a B.A. at Cornell University and an M.B.A. in finance at the University of Chicago. He currently serves as a director of Technicolor, Inc., a public entertainment services company, and several other private companies in the medical and entertainment industries. Mr. Hack was nominated as a director due to his business expertise, particularly as it relates to sales and marketing, and experience as a member of the Boards of Directors of other companies, both public and private.

William C. Taylor, age 48, became the Company’s President and Chief Operating Officer in September 2009. He became a Director of the Company in October 2011. He is an operating executive with more than 20 years of experience in healthcare product design, development, manufacturing and general management. From 2001 through 2008, Mr. Taylor was President and CEO of Facet Technologies, LLC, a Matria Healthcare, Inc. subsidiary until 2006, focused on medical device design, development, and manufacturing for OEM clients, such as Abbott, Bayer, BD, LifeScan (J&J), Roche, and Flextronics. Over his 14 year career at Facet and its predecessor company, he held various management positions, beginning with R&D, QA & Regulatory Affairs and progressing through General Management. Mr. Taylor was instrumental in growing the design and manufacturing business from $14 million in revenue to over $40 million at the time the company was purchased by Matria Healthcare in 1999. As President, he led the company to the number one market position in Microsampling and grew it to over $85 million in revenue. He also led the company as CEO for 18 months after it was sold to a private equity company in 2006. Mr. Taylor started his career in healthcare at Miles, Inc., Diagnostics Division (Bayer Healthcare) as an engineering co-op, and then progressed to project management and senior mechanical engineering positions. A graduate of Purdue University, Mr. Taylor holds a Bachelor of Science degree in Mechanical Engineering and is co-inventor on eight patents. He currently serves on the Advisory Board of the Georgia Tech Institute for Bioengineering and Bioscience. Mr. Taylor was nominated as a director due to his extensive experience as an operating executive in the medical device sector.

DIRECTORS WHOSE TERMS EXPIRE AT THE 2019 ANNUAL MEETING,
CLASS III

J. Terry Dewberry, age 73, serves on the Company's Board of Directors. He became a Director of MiMedx Group, Inc. in September 2009. Mr. Dewberry is a private investor with significant experience at both the management and board levels in the healthcare industry. He has extensive experience in corporate mergers and takeovers on both the buy and sell sides for consideration up to $5 billion. Mr. Dewberry has served on the Boards of Directors of several publicly traded healthcare products and services companies, including Respironics, Inc. (Nasdaq:RESP) (1998-2008), Matria Healthcare, Inc. (Nasdaq:MATR) (2006-2008), Healthdyne Information Enterprises, Inc. (1996-2002), Healthdyne Technologies, Inc. (1993-1997), Home Nutritional Services, Inc. (1989-1994) and Healthdyne, Inc. (1981-1996). From March 1992 until March 1996, Mr. Dewberry was Vice Chairman of Healthdyne, Inc. From 1984 to 1992, he served as President and Chief Operating Officer, and Executive Vice President of Healthdyne, Inc. Mr. Dewberry received a Bachelor of Electrical Engineering from Georgia Institute of Technology in 1967 and a Masters of Public Accounting from Georgia State University in 1972. Mr. Dewberry was nominated as a director due to his extensive business and financial background and experience as a member of the Boards of Directors of other publicly traded companies and a member of the Audit Committee of at least one other public company.

Larry W. Papasan, age 76 serves on the Company's Board of Directors. He became a Director of Alynx in February 2008 and of MiMedx Group, Inc. in March 2008. He was first elected as a Director of MiMedx, Inc. in April 2007. From July 1991 until his retirement in May 2002, Mr. Papasan served as President of Smith & Nephew Orthopaedics. Mr. Papasan served as a Director and Chairman of the Board of Directors of BioMimetic Therapeutics, Inc. (Nasdaq GM:BMTI) from August 2005 until March 2013. Mr. Papasan has been a member of the Board of Directors of Reaves Utility Income Fund (Nasdaq CM:UTG), a closed-end management investment company, since February 2003 and of Triumph Bankshares, Inc. (a bank holding company) since April 2005. Mr. Papasan also serves as Chairman of the Board of Medovex Corp. (Nasdaq: MDVX) and as a director of Cagenix, Inc. and Bio Nova Medical, Inc. Mr. Papasan was nominated as a director due to his extensive business experience, including experience in the medical device field, as well as experience as a director of several other companies, both public and private.

Parker H. “Pete” Petit, age 77, joined the Company as Chairman of the Board of Directors, Chief Executive Officer and President in February 2009. From May 2008 until he joined the Company, Mr. Petit was the President of The Petit Group, LLC, a private investment company. Prior to that, Mr. Petit was the Chairman and CEO of Matria Healthcare, Inc., (Nasdaq: MATR),

which was sold to Inverness Medical Innovations, Inc. in May 2008. Matria Healthcare was a former subsidiary of Healthdyne, Inc., which Mr. Petit founded in 1971. Mr. Petit served as Chairman and CEO of Healthdyne and some of its publicly traded subsidiaries after Healthdyne became a publicly traded company in 1981. Mr. Petit received his bachelor’s degree in Mechanical Engineering and Master of Science degree in Engineering Mechanics from Georgia Tech and an MBA degree in Finance from Georgia State University. At Georgia Tech, Mr. Petit funded a professorial chair for “Engineering in Medicine,” endowed the Petit Institute for Bioengineering and Bioscience, and assisted with the funding of the Biotechnology Building, which bears his name. At Georgia State University, he assisted with the funding of the Science Center building which also bears his name. In 1994, he was inducted into the Technology Hall of Fame of Georgia. In 2007, he was inducted into the Georgia State Business Hall of Fame. Mr. Petit serves as a member of the Board of Directors of the Georgia Research Alliance, which is chartered by the State of Georgia to promote high technology and scientific development in the State. In October of 2011, Mr. Petit was inducted into the National Academy of Engineering. He serves as a member of the Board of Directors of Intelligent Systems Corporation (NYSE Amex: INS). Mr. Petit was nominated as a director due to his extensive healthcare business experience and leadership success.

Board of Directors Leadership Structure

Our Board of Directors has carefully considered the benefits and risks in combining the role of Chairman of the Board of Directors and Chief Executive Officer and has determined that Mr. Petit is the most qualified and appropriate individual to lead our Board of Directors as its Chairman. The Board of Directors believes there are efficiencies to the Company of having the Chief Executive Officer also serve in the role of Chairman of the Board of Directors. As our Chief Executive Officer, Mr. Petit is responsible for the day-to-day operation of the Company and for the implementation of the Company’s strategy. Mr. Petit serves as a bridge between management and our Board of Directors, ensuring that both groups act with a common purpose. Our Board of Directors further noted that the combined role of Chairman of the Board of Directors and Chief Executive Officer facilitates centralized leadership in one person so that there is no ambiguity about accountability. Our Board of Directors also considered Mr. Petit’s knowledge regarding our operations and the industries and markets in which we compete and his ability to promote communication, to synchronize activities between our Board of Directors and our senior management and to provide consistent leadership to both our Board of Directors and our Company.

In determining whether to combine the roles of Chairman of the Board of Directors and Chief Executive Officer, our Board of Directors closely considered our current system for ensuring significant independent oversight of management, including the following: (1) only two members of our Board of Directors, Mr. Petit, and Mr. Taylor, also serve as employees; (2) each director serving on our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is independent and (3) the Compensation Committee annually evaluates the Chief Executive Officer’s performance and has the authority to retain independent compensation advisors.

The Board of Directors has not designated a lead independent director.

Stock Ownership Guidelines

Directors. In February 2015, the Nominating and Corporate Governance Committee adopted stock ownership guidelines for the Company’s non-employee directors to better align the interests of non-employee directors with shareholders. The guidelines require non-employee directors to own shares of Company stock with a value equal to or greater than three (3) times annual gross cash compensation. Directors holding office as of February 2015 had until May 2016 to achieve compliance with the guidelines. All then serving non-employee directors were in compliance with the guidelines as of that date. Newly elected directors have three (3) years from the date of election to the Board to comply with the ownership guidelines. Shares must be owned directly by the director or his immediate family residing in the same household, held in trust for the benefit of the non-employee director or his immediate family, or owned by a partnership, limited liability company or other entity to the extent of the Director's interest therein (or interest thereof the Director's immediate family members residing in the same household) provided that the individual has the power to vote or dispose of the shares. Unvested shares of restricted stock and unexercised stock options (vested or unvested) do not count toward satisfaction of the guidelines.

Executive Officers. Effective April 1, 2016, we established stock ownership guidelines for our executive officers to further align their interests with those of our shareholders. See “Compensation Discussion and Analysis – Stock Ownership Guidelines” below for a discussion of these stock ownership guidelines.

 Director Independence

The NASDAQ Stock Market rules require that a majority of the members of our Board of Directors be independent, which means that they are not officers or employees of the Company and are free of any relationship that would interfere with the exercise of their independent judgment. The Board of Directors has determined that Messrs. Hack, Evans, Yeston, Papasan, Dewberry, Bleser and Aguilar qualify as "independent" under the standards of the NASDAQ Stock Market and the rules and regulations of the SEC.

Board of Directors Risk Oversight

The Board as a whole is responsible for overseeing the Company’s risk exposure as part of determining a business strategy that generates long-term shareholder value. Each of the Board’s standing committees focuses on risk areas associated with its area of responsibility. The Board believes its leadership structure discussed above supports a risk oversight function that enhances a unified leadership through a single person, and allows for effective input from our independent Board members, all of whom are fully engaged in Board deliberations and decisions.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2016, there were twelve meetings of the Board of Directors. Each incumbent director attended more than 75 percent of the aggregate of all meetings of the Board of Directors held while he was a director and any committees on which that director served.

In addition to other single purpose committees established from time to time to assist the Board of Directors with particular tasks, the Company’s Board of Directors has the following standing committees: an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee.

We do not have a formal policy, but we strongly encourage each of our directors to attend in person each annual meeting of shareholders whenever attendance does not unreasonably conflict with the director’s other business and personal commitments. All of our then-serving directors attended our 2016 Annual Meeting of Shareholders.

Audit Committee and Audit Committee Financial Expert

The Company complies with the rules of the NASDAQ Stock Market, which require that the Audit Committee of the Board of Directors be comprised of at least three members, all of whom qualify as “independent” under the standards of the NASDAQ Stock Market and under the criteria set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  The Company currently has four members on its Audit Committee: J. Terry Dewberry (Chairman), Joseph G. Bleser, Larry W. Papasan and Charles R. Evans, each of whom satisfies the independence standards of the NASDAQ Stock Market rules for audit committee members. The Board of Directors has determined that Mr. Dewberry is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Securities and Exchange Commission (“SEC”) Regulation S-K. The current charter for the Audit Committee is posted on the Company's website at www.mimedx.com. The Audit Committee held seven meetings during the year ended December 31, 2016. As part of its duties, the Audit Committee:

•	Oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements;

•
Reviews the Company’s financial statements with management and the Company’s outside auditors, and recommends to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;

•	Establishes policies and procedures to take, or recommends that the full Board of Directors take, appropriate action to oversee the independence of the outside auditors;

•	Establishes policies and procedures for the engagement of the outside auditors to provide permitted non-audit services;

•	Takes responsibility for the appointment, compensation, retention, and oversight of the work of the Company’s outside auditors and recommends their selection and engagement;

•	Ensures that the outside auditors report directly to the Audit Committee;

•	Reviews the performance of the outside auditors and takes direct responsibility for hiring and, if appropriate, replacing any outside auditor failing to perform satisfactorily;

•	Provides, as part of any proxy filed pursuant to SEC regulations, the report required by SEC regulations; and

•	Establishes procedures for handling complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.

Compensation Committee

The Company complies with the rules of the NASDAQ Stock Market, which require that the Compensation Committee of the Board of Directors be comprised of only members who qualify as “independent” under the criteria set forth in NASDAQ Stock Market rules. Currently, the Compensation Committee consists of Joseph G. Bleser (Chairman), Larry W. Papasan and Neil S. Yeston.  The Compensation Committee held seven meetings during the year ended December 31, 2016.

Pursuant to its charter, the Compensation Committee is responsible for establishing the Company’s overall compensation philosophy and programs and exercising the authority of the Board of Directors in the administration of all compensation plans and programs. The Compensation Committee also is charged with reviewing the performance of the Company’s Chief Executive Officer, reviewing and approving, or in the case of executive officers, recommending to the Board, compensation arrangements for and contractual arrangements with the Company’s executive officers, and reviewing and recommending to the full Board of Directors for approval incentive and equity-based compensation plans and directors’ compensation. The Compensation Committee is authorized to delegate responsibilities to sub-committees of the Compensation Committee as necessary or appropriate. The current charter for the Compensation Committee is posted on our website at www.mimedx.com. The Committee establishes compensation for executive officers and directors based on peer data, the Company’s resources and, with respect to executive officers, the qualifications and experience of the executive. With respect to compensation of executive officers other than the Chairman and Chief Executive Officer, the Committee considers recommendations of the Chairman and Chief Executive Officer.

Nominating and Corporate Governance Committee; Procedures by which Security Holders May Recommend Nominees to the Board of Directors

Our Nominating and Corporate Governance Committee currently consists of four independent directors: Larry W. Papasan (Chairman), J. Terry Dewberry, Bruce L. Hack and Luis A. Aguilar. The charter for this Committee requires that it annually present to the Board of Directors a list of individuals who meet the criteria for Board of Directors membership, recommend such individuals for nomination for election to the Board of Directors at the annual meeting of shareholders and also consider suggestions received from shareholders regarding director nominees in accordance with any procedures adopted from time to time by the Nominating and Corporate Governance Committee. All of the Committee members meet the independence requirements of the NASDAQ Stock Market rules for nominating and corporate governance committee members. The current charter for the Nominating and Corporate Governance Committee is posted on our website at www.mimedx.com. The Nominating and Corporate Governance Committee held six meetings during the year ended December 31, 2016.

Evaluation of Director Candidates

In evaluating and recommending director candidates, the Nominating and Corporate Governance Committee takes into consideration such factors as it deems appropriate based on current needs. These factors may include leadership skills, business judgment, relevant expertise and experience, whether the candidate has a general understanding of marketing, finance, and other disciplines relevant to the success of a publicly-traded company in today’s business environment, relevant regulatory experience, decision-making ability, interpersonal skills, community activities and relationships, and the interrelationship between the candidate’s experience and business background and other Board members’ experience and business background, as well as the candidate’s ability to devote the required time and effort to serving on the Board of Directors.

To date, nominees for appointment and election to our Board of Directors have been selected pursuant to an informal process. Each person selected has been based upon a recommendation made to the Nominating and Corporate Governance Committee or the Board of Directors (prior to formation of that Committee). The Nominating and Corporate Governance Committee has not established a specific policy for consideration of diversity in its nominating process.

In accordance with our bylaws, the Nominating and Corporate Governance Committee will consider for nomination candidates recommended by shareholders if the shareholders comply with the following requirements. If a shareholder wishes to recommend a director candidate to the Board of Directors for consideration as a nominee to the Board of Directors, such shareholder must submit in writing to the Secretary of the Company:

•	The name, age and address of each proposed nominee;

•	The principal occupation of each proposed nominee;

•	The nominee’s qualifications to serve as a director;

•	Such other information relating to such nominee as required to be disclosed in solicitation of proxies for the election of directors pursuant to the rules and regulations of the SEC;

•	The name and residence address of the notifying shareholder;

•	The number of shares owned by the notifying shareholder; and

•	The nominee’s written consent to being named a nominee and serving as a director if elected.

This information must be delivered or mailed to the Secretary of the Company: (a) in the case of an annual meeting of shareholders that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 120 days prior to such anniversary date; and (b) in the case of an annual meeting of shareholders that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, or in the case of a special meeting of shareholders, not later than the close of business on the tenth day following the day on which the notice of meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

A shareholder making any proposal shall also comply with all applicable requirements of the Exchange Act.

Candidates properly submitted for consideration by shareholders will receive the same consideration as candidates presented by other persons. Nominations or proposals not made in accordance herewith may be disregarded by the chairman of the meeting in his discretion, and upon his instructions all votes cast for each such nominee or for such proposal may be disregarded.

Shareholder Communications with the Board of Directors

MiMedx shareholders may communicate with the Board of Directors, or individual specified directors, in writing addressed to:

MiMedx Group, Inc.
Board of Directors
c/o Corporate Secretary
1775 West Oak Commons Court, NE
Marietta, Georgia 30062

The Corporate Secretary will review each shareholder communication. The Corporate Secretary will forward to (i) the entire Board of Directors, (ii) the non-management members of the Board of Directors, if so addressed, or (iii) the members of a Board of Directors committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility, each communication that (a) relates to the Company’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content and (c) does not merely relate to a personal grievance against MiMedx or a team member or further a personal interest not shared by other shareholders generally.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer (our principal executive officer), Chief Financial Officer (our principal financial and accounting officer), controller and persons performing similar functions. A copy is posted on our website at www.mimedx.com. In the event that we amend any of the provisions of the Code of Business Conduct and Ethics that requires disclosure under applicable law, SEC rules or applicable NASDAQ listing standards, we intend to disclose the amendment on our website.

Any waiver of the Code of Business Conduct and Ethics for any executive officer or director must be approved by the Board of Directors and will be disclosed on a Form 8-K filed with the SEC, along with the reasons for the waiver.

EXECUTIVE OFFICERS

In addition to Messrs. Petit and Taylor, who are also directors, the following persons currently serve as our executive officers:

Michael J. Senken, age 58, joined the Company as Chief Financial Officer in January 2010. Prior to joining the Company he was the Vice President and Chief Financial Officer of Park ‘N Fly, Inc. from August 2007 to September 2009. From August 2005 to August 2007, Mr. Senken was Vice President and Chief Financial Officer of Patient Portal Technologies (OTCBB:PPRG). From June 2005 to August 2005, Mr. Senken was a consultant for JC Jones LLC. From 2002 to 2004, Mr. Senken was Senior Vice President and General Manager-Broadband Consumer Lifestyle for Philips Consumer Electronics. Prior thereto, Mr. Senken was employed by Philips Broadband Networks, serving as Senior Vice President and General Manager from 1996 to 2002, as Vice President and Chief Financial Officer from 1986 to 2002, and as Controller from 1983 to 1986. From 1980 to 1983, Mr. Senken was an auditor for Philips Electronics North America.

Alexandra O. Haden, age 42, has served in the capacity of General Counsel & Secretary since March 1, 2015. Ms. Haden joined MiMedx in June 2013 in the capacity of Senior Attorney. She served in that role until her promotion to the position of Assistant General Counsel in April 2014, where she served until her current appointment. Ms. Haden has over 16 years’ experience as both in-house and outside corporate counsel.   Immediately prior to joining MiMedx, Ms. Haden served as Assistant General Counsel at Graphic Packaging International, Inc., a manufacturer of folding cartons, paperboard, microwave packaging and machinery. Prior thereto, Ms. Haden served with Consolidated Container Company, LLC, a leading developer and manufacturer of rigid plastic packaging, from May 2004 until April 2007.  Prior to Consolidated, Ms. Haden served as counsel with the Atlanta, Georgia law firm of Elarbee, Thompson, Sapp & Wilson, LLP.  She earned her bachelor's degree in Public Policy from the University of Chicago in 1996 and her law degree from the University of North Carolina School of Law.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Compensation Committee Charter and NEOs

The Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) of MiMedx Group, Inc. (“MiMedx” or the "Company”) operates pursuant to a written charter adopted by the Board of Directors (the “Board”). The charter is posted in the Investors section of the Company’s website at www.mimedx.com. The Compensation Committee annually reviews and reassesses the adequacy of its charter. The Compensation Committee is responsible for reviewing and evaluating all compensation and remuneration to those of the executive officers listed in the Summary Compensation Table contained herein and referred to herein as “Named Executive Officers” or “NEOs” For 2016, the Company's Named Executive Officers were Parker H. Petit, Chairman and Chief Executive Officer, William C. Taylor, President and Chief Operating Officer, Michael J. Senken, Company's Chief Financial Officer, and Alexandra O. Haden, General Counsel & Secretary. All components of compensation for the Named Executive Officers are approved and recommended by the Compensation Committee for approval by the Board of Directors.

Philosophy

MiMedx’s executive compensation philosophy is based on the belief that competitive compensation is essential to attract and retain highly-qualified executives and motivate them to achieve the Company’s operational and financial goals. In line with this philosophy, the Company’s practice is to provide total compensation that is competitive with comparable positions within peer organizations. The compensation program is based on individual and organizational performance and includes components that reinforce the Company’s motivational and retention-related compensation objectives. The principal components of compensation for MiMedx’s Named Executive Officers are: base salary, annual cash incentives and long-term equity incentives. Cash bonuses are included to encourage and reward effective performance relative to the Company’s near-term plans and objectives. Equity incentives are included to promote longer-term focus, to help retain key contributors and to align the interests of the Company’s executives and shareholders.

We highlight the following aspects of our executive pay program that we believe reflect sound governance and effective program design:

•	All compensation decisions affecting Named Executive Officers are made by an independent and active Compensation Committee;

•
A pay philosophy that seeks to 1) emphasize variable/at-risk over fixed compensation to better align the Named Executive Officer’s financial interest with that of the shareholders, and 2) establish the mix of fixed versus at-risk compensation such that the Named Executive Officers with the greatest impact and influence on the Company’s financial, operational and strategic successes have the greater proportion of the compensation at risk;

•	A mix of compensation components that seeks to provide both short-term and long-term incentives;

•
Thorough compensation benchmarking and analysis of publicly-available compensation data, as well as pay practices and policies of comparable executive positions within appropriate peer group companies in comparison to the Company’s Named Executive Officers;

•	Short-term incentive opportunities tied to a balanced performance measurement system that includes top line growth (Revenue), and operating income (Adjusted EBITDA) and individual performance metrics;

•	Incentive plan features and performance measures that are designed to minimize undue risk taking;

•	Compensation Committee considers the impact of tax deductibility when implementing executive compensation programs;

•	Change-in-Control agreements that require a “double-trigger” (Change-in-Control plus actual separation) for separation payments; and

•	Minimal executive perquisites or other enhanced benefits for executives.

Say-on-Pay

In 2016, the Company conducted an advisory vote on the compensation of the Named Executive Officers, where shareholders approved the Company’s Named Executive Officer compensation with approximately 95% of the votes cast in favor of the proposal. The Board and Compensation Committee reviewed these final vote results together with the other factors and data discussed in this Compensation Discussion and Analysis and determined that, given the significant level of support of the Company’s approach to compensation by its shareholders, no changes to its executive compensation policies and related decisions were necessary. The Company has determined that its shareholders should vote on a Say-on-Pay proposal every three years, consistent with the recommendation of the Board and the preference expressed by the Company’s shareholders in the advisory vote taken at the 2013 Annual Meeting of Shareholders. The next shareholder vote with respect to Say-On-Pay and the frequency of the Say-on-Pay vote will occur at the 2019 Annual Meeting of Shareholders.

Overview of Compensation and Process

The Compensation Committee is responsible for reviewing and recommending all elements of compensation for the Company’s Named Executive Officers and reviewing and approving certain elements of compensation for all of the Company’s executives.

Generally, base salaries to become effective on April 1st of that year are set for the Named Executive Officers at the regularly-scheduled February or March meetings of the Compensation Committee and the Board. At or around this time, the Compensation Committee also (i) reviews, approves and recommends for approval of the Board an annual cash incentive plan for the Named Executive Officers and other executives for the new fiscal year, (ii) reviews, approves and recommends for approval of the Board the calculated and earned incentives for the Named Executive Officers and other executives for the prior fiscal year’s annual incentive plan, (iii) considers, approves and recommends for approval by the Board equity-based awards to the Named Executive Officers, and (iv) considers and approves equity-based awards for all other officers and eligible employees.

In making compensation decisions, the Compensation Committee considers recommendations of Parker H. Petit, Chairman and Chief Executive Officer, and Thornton A. Kuntz, Jr., Senior Vice President, Administration. To assist in setting compensation for Messrs. Petit, Taylor and Senken and Ms. Haden in 2016, Mr. Kuntz conducted a compensation analysis of the practices of 19 peer group companies. The peer group companies were publicly-traded companies in the medical device, pharmaceuticals, biotechnology and life sciences sectors of the healthcare industry. The peer group selection and comparability are determined using, among other things, organizational criteria, revenue, market capitalization, complexity of business, industry sector, earnings growth, science/technology and other proprietary requirements for growth, and product offerings. The compensation for Messrs. Petit, Taylor and Senken was evaluated based on the practices within the 19 peer group companies for the comparable positions of Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively. Within the 19 peer group companies, there was a limited number of reported positions comparable to the General Counsel position; therefore, Ms. Haden’s compensation was benchmarked against both the peer group companies as well as published compensation surveys. To assist in setting the compensation for Ms. Haden, survey results for comparable General Counsel positions from the Towers Watson 2015 Pharmaceutical and Health Sciences Executive Compensation Survey and the Culpepper 2015 Executive Compensation Report were evaluated and presented by Mr. Kuntz to the Compensation Committee. The data from the peer group companies for Messrs. Petit, Taylor and Senken and the combined data from the peer group companies and the published compensation surveys for Ms. Haden provided the Company with a compensation “benchmark.” The Compensation Committee believes that a benchmark is a point of reference for measurement, but not the sole determining factor for the compensation of the Named Executive Officers.

From time to time as the need arises, the Committee also may retain the advice of an independent consultant and/or commission compensation studies. The Committee did not retain an independent consultant or commission any compensation studies in 2016 to be conducted by an independent consultant. The Compensation Committee considers the recommendation of the Chairman and Chief Executive Officer as crucial in its review and analysis of the compensation for the Named Executive Officers reporting to the Chief Executive Officer. Although compensation survey data are useful guides for comparative purposes, MiMedx believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. In that regard, the Compensation Committee applies its judgment in reconciling the program’s objectives with the realities of retaining valued employees.

For 2016 compensation decisions, the Compensation Committee utilized the analysis conducted by Mr. Kuntz to benchmark the major components of total executive compensation for Messrs. Petit, Taylor and Senken based on the data from the peer group companies, and for Ms. Haden, based on the data from the peer group companies combined with the above referenced published compensation surveys. The 19 peer group companies selected in the medical device, pharmaceuticals, biotechnology and life sciences sectors of the healthcare industry were those deemed by the Committee, after input from senior management, to be the most comparable to the Company during the period of the compensation analysis. The Compensation Committee annually reviews the composition of the peer group of publicly-traded companies from that used in the prior year’s analysis to ensure the most appropriate alignment with the Company’s current year’s revenue, market capitalization and commercialization stage. To better align the peer group companies with the 2016 revenue, market capitalization and commercialization stage of the Company, the peer group companies were modified for the 2016 compensation analysis. For the reasons stated in the above paragraph, two of the 20 peer group companies utilized for 2015 compensation decisions were removed from the 2016 list (Cyberonics, Inc. and Tornier N.V.) and one new peer group company (LivaNova PLC) was added to the 2016 list. For the period analyzed, the average, median and 75th percentile trailing 12-month annualized revenues of the 19 peer group companies were $224 million, $242 million and $300 million, respectively. As of February 2016, the average, median and 75th percentile market cap of the 19 peer group companies were $1,145 million, $830 million and $1,530 million, respectively.

The following companies comprise the peer group of the 19 publicly-traded companies in the medical device, pharmaceuticals, biotechnology and life sciences of the healthcare industry that were utilized in the 2016 compensation decisions:

Abiomed, Inc.	Derma Sciences, Inc.	Insulet Corporation
Acorda Therapeutics, Inc.	DexCom, Inc.	Meriden Bioscience, Inc.
Alphatec Holdings, Inc.	Exactech, Inc	Osiris Therapeutics, Inc.
Athersys, Inc.	Exelixis, Inc	RTI Surgical, Inc.
Cantell Medical Corp	Genomic Health, Inc.	Wright Medical Group, Inc.
CryoLife, Inc.	Geron Corporation	Xenoport, Inc.
LivaNova PLC

In order to compete effectively for top executive-level talent, the Compensation Committee targets total direct compensation (base salary, annual cash incentives and long-term equity incentives) for Named Executive Officers between the 50th and 75th percentile of total direct compensation paid to similarly-situated executives of the companies comprising the peer group. Specific elements of compensation are targeted at the percentile of compensation paid to the peer group as set forth below:

Compensation Element	Targeted Percentile
Base Salary	50th to 60th Percentile
Annual Cash Incentives	50th to 60th Percentile
Long-Term Equity Incentives	60th to 75th Percentile

Because the Compensation Committee believes that a significant portion of total executive compensation should be tied to the annual and long-term performance of the Company, the Committee set the benchmarked mix of total direct compensation for the Named Executive Officers to be in the following range expressed as a percentage of total direct compensation:

Named Executive Officer	Parker H. Petit	William C. Taylor	Michael J. Senken	Alexandra O. Haden
Base Salary as a Percentage of Total Direct Compensation	25%	29%	39%	41%
Annual Cash Incentives as a Percentage of Total Direct Compensation	19%	19%	19%	18%
Long-Term Equity Incentives as a Percentage of Total Direct Compensation	56%	52%	42%	41%
Total	100%	100%	100%	100%

The Company’s overall success is dependent upon the aggressive pursuit and achievement of the Company’s growth, profit, cash flow and strategic goals. The Compensation Committee believes that the Company’s compensation philosophy and practices for its Named Executive Officers will continue to serve those goals and, therefore, will continue to consist of a mix of competitive base compensation, annual cash incentives and long-term equity incentives. To the extent that the Named Executive Officer has a greater impact and influence in the Company's financial, operational and strategic successes, a greater proportion of total compensation is at risk.

Base Salary

MiMedx employees, including its Named Executive Officers, are paid a base salary commensurate with the responsibilities of their positions, the skills and experience required for the position, their individual performance, business performance, labor market conditions and with reference to peer company salary levels.

The annual base salary rates in effect at the start of fiscal year 2016 were $572,500, $470,000, $340,000 and $310,000 for Messrs. Petit, Taylor, and Senken, and Ms. Haden, respectively. On February 25, 2016, the base salaries of Messrs. Petit, Taylor and Senken and Ms. Haden were approved for increase to $615,000, $515,000, $375,000 and $335,000, respectively, effective April 1, 2016. The amount of increase was based on the compensation of comparable positions within the peer group companies (and in the case of Ms. Haden, published compensation surveys), the executive’s experience and expertise, and the executive's contributions to the Company's results. In determining the increases, the Compensation Committee relies on its judgment about each individual rather than applying a stated formula.

In setting annual base salaries for the Named Executive Officers for fiscal year 2016, the Compensation Committee reviewed compensation for comparable positions in the peer group companies. The Committee also took into account the scope of each executive’s responsibilities, skills, experience and performance, as well as the overall performance of the Company compared to its peer group and other participants within the industry. With respect to the CEO, the Compensation Committee conducted its annual performance evaluation of Mr. Petit's performance for fiscal year 2015, and concluded that Mr. Petit’s 2015 performance was outstanding and the Company’s performance under Mr. Petit’s leadership was exceptional. In the Committee’s performance evaluation of Mr. Petit’s 2015 performance, the Compensation Committee acknowledged the vast contributions made by Mr. Petit to the extraordinary achievements of the Company. Under Mr. Petit’s leadership, MiMedx realized significant financial accomplishments and milestones during 2015, summarized as follows:

•	The Company’s 2015 Revenue of $187.3 million was a 58% increase over 2014 revenue of $118.2 million.

•	During 2015, the Company's quarter-over-quarter growth rate was 108% in the first quarter, 79% in the second quarter, 46% in the third and 31% in the fourth quarter.

•	2015 was the fourth consecutive year of meeting or exceeding guidance.

•	Surgical, Sports Medicine and Orthopedics (SSO) revenue grew by more than 85% during 2015 and Wound Care revenue grew by more than 50%.

•	The fourth quarter of 2015 marked the 16th consecutive quarter of positive Adjusted EBITDA and the sixth consecutive quarter of operating profit.

•	2015 Adjusted EBITDA of $44 million was a 113% improvement over 2014.

Cash Incentives

Annual cash bonuses for the Named Executive Officers and other executives are determined under the Company’s Management Incentive Plan (the “MIP”), which is an annual cash incentive plan that is designed to incentivize and reward achievement of the current year’s financial and operational goals.

Each of the Named Executive Officers and other executives who report directly to the Chairman and Chief Executive Officer or President and Chief Operating Officer are eligible to participate in the MIP (“MIP Participants”), with a targeted base bonus equal to a specified percentage of his/her base salary.

Payment of bonuses under the MIP is contingent on the achievement of annual performance measures specific to each fiscal year. In the first quarter of each fiscal year, the Compensation Committee approves and recommends to the full Board the MIP criteria for targeted incentive amounts, eligibility, performance measures and calculation formula of earned incentives.

2016 MIP

On February 22, 2016, the Board, upon approval and recommendation of the Compensation Committee, approved the terms for the 2016 Management Incentive Plan (the "2016 MIP") which provided for payment of cash bonuses to management personnel who meet the eligibility criteria, including all of the Named Executive Officers. At that time, the Compensation Committee recommended and the Board approved an increase in the target base bonus, expressed as a percentage of annual base salary for Mr. Petit from 65% to 75%, for Mr. Taylor from 60% to 65%, and for Ms. Haden from 35% to 45%. The target base bonuses for the 2016 MIP expressed as a percentage of annual base salary for the Named Executive Officers is as follows:

Named Executive Officer	Parker H. Petit	William C. Taylor	Michael J. Senken	Alexandra O. Haden
Base Bonus Expressed as a Percentage of Annual Base Salary	75%	65%	50%	45%

Bonuses were to be earned under the 2016 MIP based on the Company’s 2016 revenue performance, the Company’s Adjusted EBITDA performance and attainment of individual objectives. Seventy-five percent (75%) of the base bonus was based on the Company’s 2016 revenue performance, 10% was based on 2016 Adjusted EBITDA performance, and 15% was based on the achievement of individual goals and objectives. Under the 2016 MIP, the portion of the base bonus that was based on the Company’s 2016 revenue and the Company’s 2016 Adjusted EBITDA was earned on a sliding scale established by the Board for each component. Provided that the Board-established minimum threshold for 2016 Adjusted EBITDA was achieved, the sliding scale of incentive payout for the Adjusted EBITDA component of the 2016 MIP ranged from 10% to 100% of target incentive for that component, depending on the Company’s actual 2016 Adjusted EBITDA achieved. Provided that the Board-established minimum thresholds for 2016 Adjusted EBITDA and 2016 revenue were both achieved, the sliding scale of incentive payout for the revenue component of the MIP ranged from 15% to 100% of the target incentive for that component, depending on the Company’s actual 2016 revenue achieved. Provided that the Board-established minimum threshold for 2016 Adjusted EBITDA was achieved, the participant was entitled to a portion or the entire base bonus allocated to the individual objectives component. If the Board-established minimum threshold for Adjusted EBITDA was met or exceeded and the Company’s 2016 revenue exceeded the Board-established revenue target, MIP Participants were eligible for an excess bonus. The excess bonus could be earned based on a Board-established sliding scale of 2016 revenue that exceeded the 2016 revenue target. The total maximum bonus (including the excess bonus) eligible to be earned was limited to two times the amount of the MIP Participant’s base bonus. This maximum bonus could only be achieved if the Adjusted EBITDA target was met or exceeded, all individual objectives were fully achieved and the actual 2016 revenue met or exceeded a maximum payout level established by the Board.

The Adjusted EBITDA target (“Adjusted EBITDA Target”) was set based on the Company’s 2016 operating budget approved by the Board of Directors in December 2015. The Compensation Committee believes that an important aspect of the MIP is that it is “self-funding,” in that a minimum level of performance against the targets must be achieved in order for any bonus payments to be made. Therefore, the achievement of a threshold level of Adjusted EBITDA performance (“Adjusted EBITDA Threshold”) was a condition to any payment based on Adjusted EBITDA or revenue. This threshold was established by the Board as $53.5 million before bonus expenses, and the Company's actual 2016 Adjusted EBITDA was $45.3 million before bonus expenses. As such, no bonuses were paid to any NEOs under the 2016 MIP.

Long-Term Equity Incentives

The Company’s stock option and restricted stock awards were administered through the Company’s shareholder approved Assumed 2006 Stock Incentive Plan (“2006 Plan”) until May 18, 2016 when the Company's 2016 Equity and Cash Incentive Plan (the "2016 Plan," and together with the 2006 Plan, the "Stock Incentive Plans"), was approved by shareholders. Beginning May 18, 2016, all equity incentive awards have been, and all future awards will be, granted only under the 2016 Plan.

Key features of the 2016 Plan include:

•	All stock options, stock appreciation rights and other purchase rights must have an exercise price that is not less than the fair market value of the underlying stock on the grant date.

•
Shares of common stock not issued as the result of a net settlement of an award, or tendered or withheld to pay the exercise price, purchase price or withholding taxes relating to an award, shall not again be made available for issuance as Awards under the 2016 Plan.

•
Options, SARs and other stock-based awards in the nature of purchase rights granted under the 2016 Plan are subject to a one-year minimum vesting period, subject to certain exceptions for the participant's death or Disability (as defined in the 2016 Plan) or in connection with a Change in Control (as defined in the 2016 Plan), provided that up to 5% of the shares authorized for issuance under the 2016 Plan may provide for vesting of options, SARs and other stock-based awards in the nature of purchase rights in less than one year.

•	The Compensation Committee may not accelerate the vesting of awards other than in the event of the participant’s death or Disability or in connection with a Change in Control.

•	The 2016 Plan does not include any reload or "evergreen" share replenishment features.

•
Except in connection with an equitable adjustment or a Change in Control, the 2016 Plan prohibits the repricing of outstanding stock options, stock appreciation rights and other stock-based awards in the nature of purchase rights, whether by amending an existing award or by substituting a new award at a lower price. The 2016 Plan also prohibits the payment of cash, awards or other securities in exchange for out-of-the-money awards.

•	Awards granted under the 2016 Plan are subject to the Company’s Compensation Recoupment Policy (which is described below under "Recoupment of Compensation").

•
Notwithstanding any other provision of the 2016 Plan or any agreement to the contrary, no participant may sell, transfer or other dispose of any shares of common stock acquired under an award (“net” shares acquired in case of any net exercise or withholding of shares) until the participant has met the minimum level of ownership provided in the Company’s Stock Ownership Guidelines (which is described below under "Stock Ownership Guidelines"), to the extent applicable to the participant.

•
There is no liberal Change in Control definition in the 2016 Plan. A Change in Control does not occur on announcement or commencement of a tender offer, a potential takeover or shareholder approval of a merger or other transaction.

•	Material amendments to the 2016 Plan require shareholder approval.

•	The 2016 Plan is administered by the Company’s Compensation Committee, which is comprised entirely of independent directors.

•
No dividends or dividend equivalents may be granted in connection with options, SARs or other stock-based awards in the nature of purchase rights. No dividends or dividend equivalents may be paid in connection with a performance-based award unless and until the underlying performance conditions are achieved, and any such dividends or dividend equivalents will accumulate (without interest) and become payable only at the time and to the extent the applicable award becomes payable or nonforfeitable.

The Stock Incentive Plans are designed to align the interests of the Company’s Named Executive Officers and other MiMedx officers, members of management and key employees with the interests of the Company’s shareholders, and serve as a key retention tool. Stock options and restricted stock vest over a period of time. The Committee believes that a vesting period is a positive motivator for the Company’s officers, management and key employees to focus their strategy and efforts on the Company’s long-term goals. Working toward the long term growth of the price of the Company’s stock produces the ultimate financial gain for the executives’ equity awards and increase in value for the Company’s shareholders.

Historically, the Company's long-term incentive grants consisted only of stock options. The Committee continues to believe that options are an appropriate method of rewarding and incentivizing long-term performance. Beginning in October 2012, however, the Committee adopted the strategy of granting restricted stock in lieu of or in combination with stock option grants in certain instances where the Compensation Committee believes that a restricted stock grant is a more efficient way to reward and motivate superior performance. The Compensation Committee recognizes that stock options are an effective form of equity compensation that motivates the Named Executive Officers and other executives to rigorously pursue the long term strategic goals of the Company. This alignment occurs because stock options only have value when the Company’s stock price increases over time. The Compensation Committee also believes that restricted stock awards are an effective form of equity compensation because they are a strong retention tool for Named Executive Officers and other key executives. Restricted stock awards increase in value as the Company’s stock price increases over time, but they also continue to have value in the event of a stock price decline. Thus, unlike stock options, restricted stock does not lose its retention value in the event of a decline in stock price. Additionally, the Compensation Committee recognizes that restricted stock awards are becoming an increasingly prevalent tool in the incentive compensation reported by the peer group of publicly-traded companies. The Compensation Committee and management consider the circumstances of each equity grant and determine whether granting stock options exclusively, restricted stock in lieu of stock options, or restricted stock in combination with stock options is most likely to achieve the Company’s motivational, retention and/or recruiting objectives.

Based on the peer group competitive data, the Committee has established a target annual long-term incentive value as a guide by which to measure the appropriate and competitive value of the annual equity grant approved for each Named Executive Officer. The target is derived from the compensation analysis of the peer group of publicly-traded companies and is expressed as a percentage of the Named Executive Officer’s annual base salary.

All awards of stock options and/or restricted stock to Named Executive Officers were approved by the Compensation Committee for recommendation to the full Board for approval. All awards of stock options and/or restricted stock to all other eligible participants in the Stock Incentive Plans were determined and approved by the Compensation Committee.

In determining the approved level of equity grants, the Compensation Committee considers the individual’s target annual long term incentive value, the Company’s overall option “overhang,” the employee’s level of responsibility and performance, prior equity awards, comparative compensation information and the anticipated expense to the Company.

In 2016, all awards of stock options and restricted stock were dated and priced as follows:

•	All awards of stock options and awards of restricted stock to current employees were granted and priced as of the close of the business day on which the Committee approved the grant.

•
All awards of stock options and awards of restricted stock granted to newly-hired employees were granted and priced as of the later of the business day on which the Committee approved such grants or the date of employment.

Vesting of awards under the Stock Incentive Plans is established by the Committee at the time of the grant. To optimize the retention value of the awards and to orient recipients to the achievement of longer-term goals, objectives and success, awards typically vest in three equal installments on the first, second and third anniversaries of the Grant Date.

Historically, the Company has made an annual grant of stock options and/or restricted stock awards to a broad group of its management employees, including the Named Executive Officers, in February or March of each year. It is the Compensation Committee’s intention to continue the practice of granting annual awards at the time of the Compensation Committee’s February or March meeting. In addition to the Company’s annual grant to Named Executive Officers and certain other management, professional and key employees, the Company made additional equity grants throughout the year to certain management, professional and other key employees to reward specific performance, in connection with promotions or other achievements and to address specific retention concerns, and to certain newly hired employees to attract management, professional and other key employee talent to join the Company.

In 2016, all equity-based awards were issued under plans previously approved by the Company’s shareholders.

2016 Restricted Stock Grants to Named Executive Officers

Although the Compensation Committee’s philosophy is to benchmark long-term equity incentive awards at the 60th to 75th percentile of awards to similarly-situated executives of companies in the peer group, because of the impact on the shares available for issuance under the Company’s long-term incentive plans and the expense that would be associated with grants at that level, the actual level of the equity awards to the Named Executive Officers in the February 2016 annual grant was not determined based on the Company exceeding its performance expectations, but rather was limited to be less than or equal to the benchmark target grant value.

Utilizing the data from the peer group of publicly-traded companies in the medical devices, pharmaceutical, biotechnology and life sciences sector of the healthcare industry, and relying on the Compensation Committee's judgment rather than a formulaic approach, the 2016 grants for Named Executive Officers were determined. On February 22, 2016, each of Messrs. Petit, Taylor, Senken and Ms. Haden were granted 134,000; 85,000; 40,000; and 33,000 shares of restricted stock, respectively. All restricted shares vest in equal amounts over three years from the date of the grant.

Looking Forward: 2017 Compensation Decisions

Base Salary

On February 22, 2017, the base salaries of Messrs. Petit, Taylor and Senken and Ms. Haden were approved for increase to $650,000, $545,000, $415,000 and $402,000, respectively, effective April 1, 2017.

Prior to the determination of the above 2017 base salary increases, the Compensation Committee conducted its annual review of the composition of the peer group of publicly-traded companies to ensure the most appropriate alignment with the Company’s current year’s revenue, market capitalization and commercialization stage. To better align the peer group companies with the 2017 revenue, market capitalization and commercialization stage of the Company, the peer group companies were modified and expanded to include 29 companies in the medical device, pharmaceuticals, biotechnology and life sciences sectors of the healthcare industry. For the period analyzed, the average, median and 75th percentile trailing 12-month annualized revenues of the 29 peer group companies were $285 million, $238 million and $408 million, respectively. As of February 2017, the average, median and 75th percentile market cap of the 29 peer group companies were $1,981 million, $922 million and $2,430 million, respectively. The following companies comprise the 29 peer group companies:

AMAG Pharmaceuticals, Inc.	OPKO Health, Inc.	Alphatec Holdings, Inc.
Array BioPharma, Inc.	Seattle Genics, Inc.	Athersys, Inc.
Halozyme Therapeutics, Inc.	Spectrum Pharmaceuticals, Inc.	CryoLife, Inc.
ImmunoGen, Inc.	Vanda Pharmaceuticals, Inc.	Derma Sciences, Inc.
Infinity Pharmaceuticals, Inc.	LivaNova	DexCom, Inc.
Insys Therapeutics, Inc.	Exactech, Inc	Exelixis, Inc
Ionis Pharmaceuticals, Inc.	Genomic Health, Inc.	Geron Corporation
Ironwood Pharmaceuticals, Inc.	RTI Surgical, Inc.	Insulet Corporation
Merrimack Pharmaceuticals, Inc.	Abiomed, Inc.	Wright Medical Group, Inc.
Momenta Pharmaceuticals, Inc.	Acorda Therapeutics, Inc.

Long Term Equity Incentive Awards

As discussed above, the Compensation Committee has adopted the strategy of granting restricted stock in lieu of or in combination with stock option grants for purposes of long-term equity incentive awards. For 2017, the annual long-term equity incentive grants to Named Executive Officers were made entirely in the form of restricted stock awards vesting over three years from the date of the grant. On February 22, 2017, each of Messrs. Petit, Taylor, Senken and Ms. Haden were granted 240,000, 150,000, 80,000, and 70,000 shares of restricted stock, respectively.

Management Incentive Plan

Upon approval and recommendation of the Compensation Committee, the Board approved the terms for the 2017 Management Incentive Plan (the "2017 MIP") which provides for payment of cash bonuses to management personnel who meet the eligibility criteria, including all of the Named Executive Officers.  The portion of the 2017 MIP applicable to Covered Employees (as defined by Section 162(m) of the Internal Revenue Code) was approved by the Compensation Committee and the Board pursuant to, and constitutes awards granted under, the Company's 2016 Equity and Cash Incentive Plan.  The 2017 MIP provides for target base bonuses that are expressed as a percentage of each participant's 2017 annual base compensation. The target base bonus as a percentage of base salary for the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer and the General Counsel is 75%, 65%, 50% and 45%, respectively.  Bonuses are to be earned under the 2017 MIP based on the Company’s 2017 revenue performance and the Company’s Adjusted EBITDA performance. Seventy-five percent of the base bonus is based on the Company’s 2017 revenue performance, and 25% is based on 2017 Adjusted EBITDA performance. Under the 2017 MIP, the portion of the base bonus that is based on the Company’s 2017 revenue and the Company’s 2017 Adjusted EBITDA is earned on a sliding scale established by the Compensation Committee and the Board for each component. Provided that the established minimum threshold for 2017 Adjusted EBITDA is achieved, the sliding scale of incentive payout for the Adjusted EBITDA component of the 2017 MIP ranges from 10% to 100% of target incentive for that component, depending on the Company’s actual 2017 Adjusted EBITDA achieved. Provided that the established minimum threshold for 2017 revenue is achieved, the sliding scale of incentive payout for the revenue component of the MIP ranges from 15% to 100% of the target incentive for that component, depending on the Company’s actual 2017 revenue achieved. If the Company’s 2017 revenue exceeds the established revenue target, MIP Participants are eligible for an excess bonus. The excess bonus is earned based on an established sliding scale of 2017 revenue that exceeds the 2017 revenue target. The total maximum bonus (including the excess bonus) eligible to be earned is limited to two times the amount of the MIP Participant’s base bonus. This maximum bonus can only be achieved if the Adjusted EBITDA target is met or exceeded, and the actual 2017 revenue meets or exceeds the maximum revenue payout level established by the Compensation Committee and the Board. The revenue target and Adjusted EBITDA target for the 2017 MIP was set based on the Company’s financial expectations for 2017 and was approved by the Compensation Committee and the Board of Directors.

Perquisites

The Company does not provide executive officers with perquisites and other personal benefits beyond the Company benefits offered to similarly situated employees.

Stock Ownership Guidelines

Effective April 1, 2016, the Company’s Board of Directors adopted stock ownership guidelines for the Named Executive Officers. Under the guidelines, the Chief Executive Officer is required to own shares of the Company’s common stock (including unvested time-based restricted stock) equal to at least 3 times annual base salary; the President and COO is required to own shares of the Company’s common stock (including unvested time-based restricted stock) equal to at least 2.5 times annual base salary; the CFO is required to own shares of the Company’s common stock (including unvested time-based restricted stock) equal to at least 2 times annual base salary; and the General Counsel is required to own shares of the Company’s common stock (including unvested time-based restricted stock) equal to at least 1.5 times annual base salary. Until such time as the Executive reaches his or her applicable threshold and subject to certain exceptions, the Named Executive Officers are required to hold 100% of the shares of common stock awarded to him/her from MiMedx or received upon vesting of restricted stock and upon exercise of stock options (net of any shares utilized to pay for tax withholding and any exercise price).

Recoupment of Compensation

Our Board of Directors adopted a recoupment (clawback) policy, effective April 1, 2016, covering executive officers of the Company. The policy provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee may seek reimbursement of any cash or equity-based bonus or other incentive compensation paid or awarded to the officer or effect cancellation of previously granted equity awards to the extent the bonus or incentive compensation was based on erroneous financial data and was in excess of what would have been paid to the officer under the restatement.

Anti-Hedging and Pledging

Subject to exceptions granted in the sole discretion of the General Counsel in limited circumstances, our insider trading policy prohibits executive officers from engaging in hedging transactions, short sales, transactions in publicly-traded options, and pledging our common stock.

Employment Agreements

The Company's philosophy is to enter into employment agreements with Named Executive Officers when necessary and appropriate based upon the particular facts and circumstances involved in the individual employment relationship. Currently, the Company does not have any employment agreements with any of the Named Executive Officers; however, as described in more detail below, the Company has entered into change in control severance agreements with the four Named Executive Officers. If in the future, employment agreements are entered into between a Named Executive Officer and the Company, the Compensation Committee will be responsible for the review and recommendation of approval to the full Board of the terms and conditions of any such employment agreements.

Retirement and Other Benefits

Savings Plan

The 401(k) savings plan is a broad-based tax-qualified retirement savings plan to which all employees, including the Named Executive Officers, may contribute an amount equal to the limit prescribed by the Internal Revenue Service on a before-tax basis. In 2016, the Company did not provide for a matching contribution. The Company intends to institute a matching contribution at a later date. The future effective date and the formula for matching of the participant’s voluntary salary contributions have not yet been determined.

Benefits upon a Change in Control

Upon recommendation of the Compensation Committee and approval of the Board of Directors, the Company has entered into change-in-control severance agreements with each of the NEOs to provide for severance compensation should their employment be terminated under certain defined circumstances. The Company believes that the severance arrangements are key components to a competitive compensation package and, as modified, are in line with that of companies in the peer group. In addition, the Company believes that the change-in-control severance arrangements will help the Company retain its executive leadership in the event of a possible change in control and should such change in control occur, will help retain executive talent for the new organization.

The agreements provide for compensation to the executive in the event the executive’s employment with the Company is terminated following the consummation of a “change-in-control” for reasons other than the executive’s death, disability or for “Cause” (as defined in the respective agreements), or if the executive voluntarily terminates employment for “Good Reason” (as defined in the respective agreements). The compensation payable under the agreements is a lump sum severance payment equal to a multiple of the executive’s annual base salary and targeted base bonus as of the date of the change-in-

control. The multiple applicable to Mr. Petit is three times his base salary and targeted base bonus. The multiple applicable to Mr. Taylor is two times his base salary and targeted base bonus; the multiple applicable to Mr. Senken is one and one-half times his base salary and targeted base bonus; and the multiple applicable to Ms. Haden is one times her base salary and targeted base bonus. In addition, following termination of employment, the executives are entitled to receive for a period of three years in the case of Mr. Petit, two years in the case of Mr. Taylor, 18 months in the case of Mr. Senken and 12 months in the case of Ms. Haden, health insurance coverage (subject to a COBRA election), life insurance and certain other fringe benefits equivalent to those in effect at the date of termination. Further, Messrs. Petit, Taylor and Senken will be entitled to receive additional amounts, if any, relating to any excise taxes imposed on the executive as a result of Section 280G of the Code. The agreements require the executive to comply with certain covenants that preclude the executive from competing with the Company or soliciting customers or employees of the Company for a period following termination of employment equal to the period for which fringe benefits are continued under the applicable agreement. The agreements expire three years after a change in control of the Company or any successor to the Company.

The change-in-control severance agreements with Mr. Petit, Mr. Taylor and Mr. Senken and Ms. Haden do not influence the vesting status of outstanding stock options and restricted stock under the Stock Incentive Plans. However, under the terms of the 2006 Plan, in the event of a Change in Control as defined in the 2006 Plan, all awards automatically vest and become immediately exercisable in full. The Compensation Committee has discretion whether to provide that awards granted under the 2016 Plan will vest upon a Change in Control. Thus far, the Committee has exercised such discretion and provided for full vesting upon a Change in Control for all awards granted under the 2016 Plan to NEOs to date.

A calculation of the potential post-employment payments due to the specified Named Executive Officers under the agreements discussed above assuming the triggering event for the payments occurred on the last business day of the year ended December 31, 2016, is set forth below under the heading "Potential Payments Upon Termination or Change In Control."

Compensation Risk Assessment

On an ongoing basis, the Compensation Committee considers the risks inherent in the Company’s compensation programs. The Compensation Committee does not believe that our compensation policies and practices encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of our compensation policies and practices encourages our employees to remain focused on both our short and long-term goals.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the tax deductions a public company can take for compensation paid to each of the Company’s Named Executive Officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. The Committee considers the impact of this exclusion when developing and implementing our executive compensation programs, and strives to link executive compensation programs to the financial performance of the Company such that they will not be subject to the limitations of Section 162(m). The Committee reserves the right, however, to use its judgment to authorize compensation payments that would trigger non-deductibility under Section 162(m) when the Committee believes such payments are appropriate and in the best interests of the Company’s shareholders.

Sections 280G and 4999 of the Internal Revenue Code impose an excise tax on certain payments to executives made in conjunction with a change in control and make such payments non-deductible to the Company. The effects of Sections 280G and 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. To ensure that Mr. Petit, Mr. Taylor and Mr. Senken receive the levels of compensation and benefits that the Company intends, the Compensation Committee and the Board of Directors determined that it would be appropriate to pay the cost of any excise tax imposed under Sections 280G and 4999, in the event that such provisions become applicable, plus an amount needed to pay income taxes on such additional payments. Mr. Petit’s, Mr. Taylor’s and Mr. Senken’s respective change in control severance agreements provide for such a gross-up payment. The Compensation Committee and the Board of Directors believe these gross-up payments, in the event that such payments would be applicable, are consistent with the Compensation Committee’s philosophy of providing its Named Executive Officers with compensation that is competitive with the market’s practices and requirements.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed the Compensation Discussion and Analysis and discussed that document with management. Based on its review and discussions with management, the Committee recommended to its Board of Directors that the

Compensation Discussion and Analysis be included in this proxy statement for the 2017 Annual Meeting of Shareholders. This report is provided by the following independent directors, who comprise the Compensation Committee:

Joseph G. Bleser, Compensation Committee Chairman
Larry W. Papasan, Compensation Committee Member
Neil S. Yeston, Compensation Committee Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been an officer or employee of the Company. During fiscal 2016 none of the Company’s executive officers served on the board of directors or compensation committee of any other entity that had an executive officer that serves on the Company’s Board or Compensation Committee.

SUMMARY COMPENSATION TABLE

The following table summarizes with respect to the Company's Named Executive Officers the compensation paid by the Company for services in all capacities rendered to the Company during the years ended December 31, 2016, 2015 and 2014. The table does not include compensation for all three years if such officer was not a named executive officer in a previous year.

Name and Principal Position	Reporting Period YE	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non - Equity Incentive Plan Compensation Awards ($)(4)	All Other Compensation (5)	Total ($)

Parker H. “Pete” Petit,	2016	602,904	—	1,088,080	—	—	2,796	1,693,780
Chairman and Chief Executive Officer	2015	560,177	—	1,071,447	—	517,254	2,975	2,151,853
	2014	514,892	400,000	862,448	672,968	580,800	4,683	3,035,791

William C. Taylor,	2016	502,170	—	690,200	—	—	4,086	1,196,456
President and Chief Operating Officer	2015	451,131	—	685,783	—	391,980	2,654	1,531,548
	2014	422,042	—	264,303	484,043	477,950	2,799	1,651,137

Michael J. Senken,	2016	365,039	—	324,800	—	—	—	689,839
Chief Financial Officer	2015	329,615	—	300,108	—	236,300	—	866,023
	2014	294,990	—	115,666	211,822	242,000	15,438	879,916

Alexandra O. Haden	2016	327,884	—	267,960	—	—	3,786	599,630
General Counsel and Secretary (6)	2015	273,269	—	190,488	—	150,815	—	614,572

(1)	The amount reported for 2014 reflects a discretionary bonus paid to Mr. Petit in 2014.

(2)
The amounts shown represent the aggregate grant date fair value of awards of restricted stock made to the executive officer in the year indicated in accordance with FASB ASC topic 718 “Compensation – Stock compensation.” As required by applicable SEC rules, awards are reported in the year of grant. The restricted stock awards vest one third on each anniversary of the date of grant.

(3)
The amounts shown represent the aggregate grant date fair value of awards of stock options made to the executive officer in the year indicated in accordance with FASB ASC topic 718 “Compensation – Stock compensation.” For stock options, fair value is calculated using the Black-Scholes value on the grant date. The assumptions made in the valuation of the Company's option awards are disclosed in Note 11 to the Company's consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2016. As required by applicable SEC rules, awards are reported in the year of grant. The options vest one third on each anniversary of the date of the award.

(4)
Reflects amounts that were earned under the Company's Management Incentive Plan that were determined and paid during the first quarter of subsequent year. For a description of the 2016 Management Incentive Plan and the Company's performance against the targets, see "Compensation Discussion and Analysis - Cash Incentives - 2016 MIP." No bonuses were earned or paid to NEOs under the 2016 Management Incentive Plan.

(5)	The amounts reported reflect reimbursement for travel expenses for their spouses to attend certain work-related events.

(6)	Ms. Haden was appointed General Counsel and Secretary of the Company effective March 1, 2015.
Narrative to Summary Compensation Table

The Company does not have employment agreements with any of its Named Executive Officers. In addition to receiving a base salary as established by the Compensation Committee of the Board, each of the Company’s Named Executive Officers is entitled to participate in the Company’s Management Incentive Plan (“MIP”), with a targeted bonus equal to a specified percentage of his or her base salary. Payment of bonuses under the MIP is contingent on certain performance measures as established by the Compensation Committee on an annual basis. Each of the Named Executive Officers also is eligible for equity incentive awards as may be granted by the Compensation Committee or the Board in their sole discretion. For a description of the amount of salary and bonus compensation in proportion to total compensation, see “Compensation Discussion and Analysis-Overview of Compensation and Process.”

The Company also has entered into Change in Control Severance Agreements with Messrs. Petit, Taylor and Senken and Ms. Haden. For a description of the benefits payable under these agreements, see “Potential Payments Upon Termination or Change in Control.”

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2016

The following table provides information regarding grants of plan-based awards to the Company’s Named Executive Officers during fiscal 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date(1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Parker H. Petit		4,613	461,250	922,500
	2/22/2016				134,000	—		1,088,080

William C. Taylor		3,347	334,750	669,500
	2/22/2016				85,000	—		690,200

Michael J. Senken		1,875	187,500	375,000
	2/22/2016				40,000	—		324,800

Alexandra Haden		1,508.00	150,750	301,500
	2/22/2016				33,000			267,960
								—

(1)
Reflects the dates on which the grants of stock options or restricted stock were approved by the Board. No executive officer paid any amount to the Company in consideration of the grant of any stock options or restricted stock.

(2)
For Non-Equity Incentive Plan Awards, these columns show the range of possible cash payouts that could have been earned by each of the Named Executive Officers under the 2016 Management Incentive Plan. “Threshold” represents the lowest possible payout if there is a payout and “Maximum” reflects the highest possible payout. No bonuses were earned or paid to NEOs under the 2016 Management Incentive Plan.

(3)	Represents shares of the Company’s common stock subject to restricted stock awards granted under the 2006 Stock Incentive Plan. The shares vest one third on each anniversary of the grant date.

(4)
Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts shown reflect the grant date fair market values of the awards computed in accordance with FAS ASC Topic 718- “Compensation-Stock compensation.” For stock options, fair value is calculated using the Black-Scholes value on the grant date. The assumptions made in the valuation of the Company’s option awards are disclosed in Note 11 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K for the year ended

December 31, 2016. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The actual amount of compensation that may be earned by the executive officer will depend on the extent to which the awards vest and the price of the Company’s common stock at the time of exercise or vesting.

OUTSTANDING EQUITY AWARDS ON DECEMBER 31, 2016
The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock awards held by the Company's Named Executive Officers on December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Securities Unvested	Market Value of Unvested Securities ($)
Parker H. Petit	271,429	—		0.73	2/24/2019
	126,516	—		1.65	2/23/2020
	100,000	—		1.20	5/11/2020
	83,333	—		1.35	1/5/2021
	264,432	—		1.23	3/18/2021
	500,000	—		1.05	6/29/2021
	200,000	—		1.10	12/14/2021
	720,000	—		1.25	2/23/2022
	100,000	—		2.94	10/31/2022
	250,000	—		5.07	3/6/2023
	75,000	—		6.04	10/29/2018
	118,073	59,037	(1)	7.96	2/25/2024	19,013 (3)	168,455
						16,667 (8)	147,670
						75,032 (4)	664,784
						134,000 (6)	1,187,240

William C. Taylor	289,394	—		1.65	2/23/2020
	50,000	—		1.35	1/5/2021
	171,139	—		1.23	3/18/2021
	125,000	—		1.18	8/3/2021
	52,864	—		1.10	12/14/2021
	520,000	—		1.25	2/23/2022
	75,000	—		2.94	10/31/2022
	165,000	—		5.07	3/6/2023
	50,000	—		5.49	10/29/2023
	75,572	37,787	(1)	7.24	2/25/2024	12,169 (3)	107,817
						48,024 (4)	425,493
						85,000 (6)	753,100

Michael J. Senken	100,000	—		0.87	1/15/2020
	100,000	—		1.65	2/23/2020
	25,000	—		1.20	5/11/2020
	50,000	—		1.35	1/5/2021
	110,000	—		1.23	3/18/2021
	175,000	—		1.10	12/14/2021
	150,000	—		1.25	2/23/2022
	35,000	—		2.94	10/31/2022
	75,000	—		5.07	3/6/2023
	17,500	—		5.49	10/29/2023
	33,071	16,536	(1)	7.24	2/25/2014	5,326 (3)	47,188
						21,016 (4)	186,202
						40,000 (6)	354,400

Alexandra Haden	60,000	—		6.02	7/16/2023
	13,566	6,784	(1)	7.24	2/25/2024	2,185 (3)	19,359
	13,333	6,667	(2)	5.84	4/24/2024	1,667 (5)	14,770

10,017 (4)	88,751
3,334 (7)	29,539
33,000 (6)	292,380

(1)	The remaining unexercisable portion of this option vests and becomes exercisable on February 25, 2017.

(2)	The remaining unexercisable portion of this option vests on April 24, 2017.

(3)	The remaining balance of the award will vest on February 25, 2017.

(4)	The remaining balance of each award will vest in equal installments on February 25, 2017 and 2018.

(5)	The remaining balance of the award will vest on April 24, 2017.

(6)	The award will vest in equal installments on February 22, 2017, 2018 and 2019.

(7)	The remaining balance will vest in equal installments on October 28, 2017 and 2018.

(8)	The remaining balance of the award will vest on October 29, 2017.
OPTION EXERCISES AND STOCK VESTED (FY2016) TABLE
The following table provides information concerning each exercise of stock options and each vesting of restricted stock during the fiscal year ended December 31, 2016, on an aggregated basis with respect to each of the Company’s Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Securities Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Parker H. Petit	—	—	108,528	937,617
William C. Taylor	—	—	60,515	516,363
Michael J. Senken	—	—	21,592	185,925
Alexandra Haden	—	—	10,525	87,464
(1) Represents the number of shares acquired on vesting multiplied by the closing price of our common stock on the vesting date.

Potential Payments upon Termination or Change in Control

The Company has entered into change-in-control severance agreements with Messrs. Petit, Taylor, Senken and Ms. Haden. The agreements provide for compensation to the executive in the event the executive’s employment with the Company is terminated following the consummation of a “change-in-control” for reasons other than the executive’s death, disability or for “Cause” (as defined in the respective agreements), or if the executive voluntarily terminates employment for “Good Reason” (as defined in the respective agreements). The compensation payable under the agreements is a lump sum severance payment equal to a multiple of the executive’s annual base salary and targeted base bonus as of the date of the change-in-control. The multiples are three, two, one and a half, and one for Mr. Petit, Mr. Taylor, Mr. Senken and Ms. Haden, respectively. In addition, following termination of employment, these executives are entitled to receive for a period of three years in the case of Mr. Petit, two years in the case of Mr. Taylor, 18 months in the case of Mr. Senken and 12 months in the case of Ms. Haden, life, health insurance coverage (subject to a COBRA election), and certain other fringe benefits equivalent to those in effect at the date of termination. Further, Messrs. Petit, Taylor and Senken will be entitled to receive additional amounts, if any, relating to any excise taxes imposed on the executive as a result of Section 280G of the Code. The agreements require the executive to comply with certain covenants that preclude the executive from competing with the Company or soliciting customers or employees of the Company for a period following termination of employment equal to the period for which fringe benefits are continued under the applicable agreement. The agreements expire three years after a change in control of the Company or any successor to the Company.

Upon a “change in control,” as defined in the 2006 Stock Incentive Plan and subject to any requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the (“Code”), all outstanding awards vest and become exercisable. The Compensation Committee has discretion whether to provide that awards granted under the 2016 Equity and Cash Incentive Plan will vest upon a "change in control". Thus far, the Committee has exercised such discretion and provided for full vesting upon a change in control for all awards granted under the 2016 Plan to NEOs to date.

The following table sets forth in tabular form estimates of the potential post-employment payments due to the Named Executive Officers under the agreements discussed above, the 2006 Stock Incentive Plan and the 2016 Equity and Cash Incentive Plan, assuming the triggering event for the payments occurred on the last business day of the last fiscal year.

Executive	Cash Severance ($) (1) (2)	Estimated Benefits ($) (2) (3)	Estimated Value of Accelerated Equity Awards ($) (4)	Estimated 280G Tax Gross-Ups ($) (2)	Retirement Plans ($)
Parker H. Petit	3,228,780	76,080	2,221,282	1,690,536	—
William C. Taylor	1,699,500	59,480	1,347,625	717,155	—
Michael J. Senken	843,750	44,610	614,578	173,565	—
Alexandra Haden	485,750	2,148	475,923	—	—

(1)	Includes a) annual base salary as of December 31, 2016, plus b) annual targeted bonus for the year ended December 31, 2016, times the multiple applicable to the Named Executive Officer.

(2)	Payable only in the event the executive’s employment is terminated without cause or for “good reason” within three years following a change in control.

(3)	Includes a) the estimated value of medical, dental, vision and life insurance, plus b) the employer’s cost of FICA for the duration of the severance period.

(4)
Includes the accelerated value of a) unvested stock options as of December 31, 2016 that are in-the-money based on the December 31, 2016 stock price, plus b) unvested restricted stock based on the December 31, 2016 stock price.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about MiMedx's equity compensation plans as of December 31, 2016:

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights reflected in column (A)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)
Equity compensation plans approved by security holders	12,552,608	$3.61	5,217,034
Equity compensation plans not approved by security holders	—	—	—
Total	12,552,608	$3.61	5,217,034

DIRECTOR COMPENSATION

The following table provides information concerning compensation of the Company's non-employee directors for the year ended December 31, 2016. The compensation reported is for services as directors. Only those directors who received compensation for such services during the year ended December 31, 2016, are listed.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Joseph G. Bleser	69,000	150,003		—	—	—	219,003
J. Terry Dewberry	69,000	150,003		—	—	—	219,003
Charles R. Evans	53,000	150,003		—	—	—	203,003
Bruce L. Hack	48,000	150,003		—	—	—	198,003
Charles E. Koob	42,000	150,003		—	—	—	192,003
Larry W. Papasan	72,500	150,003		—	—	—	222,503
Neil S. Yeston	50,500	150,003		—	—	—	200,503

(1)	Amount represents fees paid or earned during the year ended December 31, 2016.

(2)
Restricted stock award of 21,429 shares which will vest on May 18, 2017. The amount represents the aggregate grant date fair value of stock awards granted in the fiscal year valued in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received.

(3)	There were no option grants to directors in 2016.
The Company's compensation policy for its non-employee directors, as revised effective May 18, 2016, is as follows:

•	An annual cash retainer of $42,000 for service as a member of the Board;

•	An annual cash retainer of $21,000 for service as chairman of the Audit Committee;

•	An annual cash retainer of $16,000 for service as chairman of the Compensation Committee;

•	An annual cash retainer of $11,000 for service as chairman of the Nominating and Governance Committee; and

•	An annual cash retainer of $6,000, $8,500 and $11,000 for service as a non-chairman member of the Nominating and Governance Committee, Compensation Committee and Audit Committee, respectively.

Each director who is not a full time employee of the Company also receives a grant valued at $195,000 in total upon being first elected or appointed to the Board of Directors. This initial grant, which vests 1/3 on each of the first, second and third anniversaries of the date of the grant, is comprised of a mix of restricted shares of the Company's common stock and/or options to purchase the Company's common stock to mirror the mix of restricted shares and/or options granted to the non-employee directors at the preceding annual grant. In addition, on the date of the annual meeting of shareholders, each director who is not a full time employee of the Company and who has been a director for at least 12 months, receives a grant valued at $150,000. This annual grant totaling $150,000 in value is comprised of a mix of restricted shares and/or options to mirror the mix of restricted shares and/or options granted to the executive officers of the Company at the preceding annual grant to executive officers. The annual grants vest on the first anniversary of the grant date.

The equivalent fair value of options to purchase the Company's common stock is calculated using the Black-Scholes Model. Directors who are full-time employees of the Company do not receive any compensation for their service as directors or as members of board committees.

STOCK OWNERSHIP

The following table sets forth certain information regarding the Company's capital stock, beneficially owned as of March 31, 2017, by each person known to the Company to beneficially own more than 5% of the Company's common stock, each Named Executive Officer and director, and all directors and executive officers as a group. Beneficial ownership is calculated according to Rule 13d-3 of the Exchange Act as of that date. Unless otherwise indicated below, the address of those identified in the table is MiMedx Group, Inc., 1775 West Oak Commons Court, NE, Marietta, Georgia 30062.

Name of Beneficial Owner	Number of Shares (1)	Percentage Ownership (1)
Blackrock, Inc.(2)	11,340,765	10.2%

NEOs and Directors	Number of Shares (1)	Percentage Ownership (1)
Parker H. “Pete” Petit (3)	7,781,671	6.8%

William C. Taylor (4)	2,280,412	2.0%

Charles E. Koob (5)	1,387,306	1.3%

Bruce L. Hack (6)	817,575	*

Michael J. Senken (7)	1,119,591	1.0%

Alexandra O. Haden (8)	238,113	*

Larry W. Papasan (9)	222,889	*

Joseph G. Bleser (10)	229,392	*

J. Terry Dewberry (11)	174,973	*

Neil S. Yeston (12)	118,307	*

Charles R. Evans (13)	113,307	*

Luis A. Aguilar (14)	21,861	*

Total Directors and Executive Officers (12 persons) (15)	14,505,397	12.4%

*	Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares beneficially owned. Unless otherwise specified, reported ownership refers to both voting and investment power. Stock options, warrants and convertible securities which are exercisable within 60 days are deemed to be beneficially owned. As of March 31, 2017, there were 110,838,350 shares of common stock issued and outstanding.

(2)
According to the most recent Schedule 13G/A filed with the SEC on January 12, 2017, BlackRock, Inc. has sole voting power with respect to 11,116,552 shares and sole dispositive power with respect to 11,340,765 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
Includes (i) 4,833,851 shares held by Mr. Petit individually including 383,517 shares of unvested restricted stock; (ii) 80,000 shares held by Mr. Petit's spouse; and (iii) 2,867,820 shares of common stock issuable upon the exercise of options.

(4)
Includes (i) 566,460 shares owned by Mr. Taylor individually including 230,679 shares of unvested restricted stock; (ii) 102,196 shares held by a limited liability company for which Mr. Taylor's spouse serves as Trustee; and (iii) 1,611,756 shares issuable upon the exercise of options.

(5)
Includes (i) 615,000 shares held jointly by Mr. Koob and his wife; (ii) 697,306 shares held individually by Mr. Koob including 21,429 shares of unvested restricted stock; and (iii) 75,000 shares issuable upon the exercise of options.

(6)
Includes (i) 438,096 shares owned by Mr. Hack individually including 21,429 shares of unvested restricted stock; (ii) 269,479 held by a Grantor Retained Annuity Trust; and (iii) 110,000 shares issuable upon the exercise of options.

(7)
Includes (i) 50,000 shares held by Mr. Senken and his wife; (ii) 182,484 held by Mr. Senken individually including 117,175 shares of unvested restricted stock; and (iii) 887,107 shares issuable upon the exercise of options.

(8)
Includes (i) 134,463 shares owned by Ms. Haden individually including 102,010 shares of unvested restricted stock; (ii) 3,300 shares owned by Ms. Haden's spouse; and (iii) 100,350 shares issuable upon the exercise of options.

(9)
Includes (i) 94,222 shares owned by Mr. Papasan individually including 21,429 shares of unvested restricted stock; (ii) 41,667 shares held in a trust for the benefit of Mr. Papasan; and (iii) 87,000 shares issuable upon the exercise of options.

(10)	Includes (i) 119,392 shares owned by Mr. Bleser individually including 21,429 shares of unvested restricted stock; and (ii) 110,000 shares issuable upon the exercise of options.

(11)	Includes (i) 64,973 shares owned by Mr. Dewberry individually including 21,429 shares of unvested restricted stock; and (ii) 110,000 shares issuable upon the exercise of options.

(12)	Includes (i) 58,307 shares owned by Mr. Yeston individually including 21,429 shares of unvested restricted stock; and (ii) 60,000 shares issuable upon the exercise of options.

(13)	Includes (i) 53,307 shares owned by Mr. Evans individually including 21,429 shares of unvested restricted stock; and (ii) 60,000 shares issuable upon the exercise of options.

(14)	Consists of 21,861 shares of unvested restricted stock.

(15)
Includes (i) 8,426,364 shares controlled or held for the benefit of the executive officers and directors including 1,005,245 shares of unvested restricted stock and; (ii) 6,079,033 shares issuable upon the exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

Under its charter, the Audit Committee is responsible for reviewing and approving all transactions or arrangements between the Company and any of its directors, officers, or principal shareholders and any of their respective affiliates, associates or related parties. In determining whether to approve or ratify a related party transaction, the Audit Committee considers all relevant facts and circumstances available to it, such as:

•	Whether the terms of the transaction are fair to the Company and at least as favorable to the Company as would apply if the transaction did not involve a related party;

•	Whether there are demonstrable business reasons for the Company to enter into the transaction;

•	Whether the transaction would impair the independence of an outside director; and

•
Whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Related Party Transactions

None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and any beneficial owner of more than ten percent of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC. Officers, directors and beneficial owners of more than ten percent of the common stock are required by SEC regulations to furnish the Company with copies of all such forms that they file.

Based solely on the Company’s review of the copies of Forms 3, 4, and 5 the Company believes that during the year ended December 31, 2016, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the common stock.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

Independent Registered Public Accounting Firm For 2017

The Board of Directors, upon the recommendation of its Audit Committee, has selected Cherry Bekaert LLP, to audit our accounts for the fiscal year ending December 31, 2017. Shareholder ratification of the selection of Cherry Bekaert LLP as the Company’s independent registered public accounting firm is not required by Florida law, the Company’s articles of incorporation, or the Company’s bylaws. However, the Board of Directors is submitting the selection of Cherry Bekaert LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Cherry Bekaert LLP has reported that none of its members has any direct financial interest or material indirect financial interest in us. Currently, our Audit Committee is composed of Mr. Dewberry, Mr. Papasan, Mr. Bleser and Mr. Evans and has responsibility for recommending the selection of our independent registered public accounting firm.

The Audit Committee’s pre-approval process for non-audit and audit-related services may be found in the charter of the Audit Committee and are described below.

Representatives of Cherry Bekaert LLP, are expected to be present at the Annual Meeting of Shareholders. These representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Firm Fee Summary

The following table presents fees billed for professional audit services rendered by Cherry Bekaert LLP, the Company's independent registered public accounting firm, for the audit of the Company's annual financial statements for the year ended December 31, 2016, and December 31, 2015, and fees billed for other services rendered by Cherry Bekaert LLP, during these periods.

	Fiscal Year end December 31, 2016	Fiscal Year end December 31, 2015
Audit Fees	$610,231	$285,000
Audit - related Fees	$15,000	$15,000
All Other Fees	$70,889	$—

Audit Fees. This category includes fees for (i) the audit of the Company's annual financial statements and review of financial statements included in its quarterly reports on Form 10-Q; and (ii) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant periods described above.

Audit-related Fees. This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” The fees noted here were related to the audit of the Company's 401(k) plan.

All Other Fees: This category includes fees in connection with an Audit Committee special project.

Audit Committee Pre-Approval Policy

The Audit Committee has responsibility for the appointment, retention and oversight of the work of the Company's independent auditors, to recommend their selection and engagement, and to review and approve in advance all non-audit related work performed by the Company's independent registered public accounting firm prior to the performance of each such service. The Audit Committee also is required to establish formal policies and procedures for the engagement of the independent auditors to provide permitted non-audit services. It is the Audit Committee's policy to pre-approve audit and non-audit services provided by the Company's independent auditors either (i) before the independent auditors are engaged by the Company for such services; or (ii) pursuant to any pre-approval policies and procedures established by the Audit Committee. The Audit Committee gave its prior approval to all services provided by the Company's independent auditors in fiscal 2016 and 2015. The Audit Committee has determined that the provision of services by Cherry Bekaert LLP is compatible with maintaining the independence of the independent registered public accounting firm.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF CHERRY BEKAERT LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall it be incorporated by reference into any previous or future filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company incorporates it by specific reference.

In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes.

Review and Discussions with Management. The Audit Committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2016, and the unaudited condensed consolidated financial statements for the quarters ended March 31, June 30 and September 30, 2016 and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws with our management.

Review and Discussion with Independent Registered Public Accounting Firm. The Audit Committee has reviewed and discussed with Cherry Bekaert LLP, our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity, in all material respects, of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by standards of the Public Company Accounting Oversight Board (PCAOB). In addition, the Audit Committee has received the written disclosures and the letter from Cherry Bekaert LLP required by the PCAOB.

Conclusion. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors
J. Terry Dewberry, Chairman
Joseph G. Bleser
Larry W. Papasan
Charles Evans

DEADLINE FOR SHAREHOLDER PROPOSALS

Proposals of shareholders intended for inclusion in our proxy statement relating to the 2018 Annual Meeting of Shareholders must be received at our offices (addressed to the attention of the Corporate Secretary) not later than December 14, 2017. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission. The submission by a shareholder of a proposal for inclusion in the proxy statement does not guarantee that it will be included. Pursuant to the Company's bylaws, any shareholder proposal not included in the proxy materials we disseminate for our 2018 Annual Meeting of Shareholders in accordance with Rule 14a-8 under the Exchange Act will be considered untimely for the purposes of Rules 14a-4 and 14a-5 under the Exchange Act if notice of the proposal is received after January 17, 2018. Management proxies will be authorized to exercise discretionary authority with respect to any shareholder proposal not included in our proxy materials unless (a) we receive notice of such proposal by January 17, 2018 (unless the date of the 2018 Annual Meeting is changed more than 30 days from the date of the 2017 Annual Meeting, upon which the notice must be received no later than the close of business on the tenth day following the day on which the notice of the 2018 Annual Meeting was mailed or public disclosure of the meeting was made whichever occurs first), and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met.

ADDITIONAL INFORMATION

Management knows of no matters that are to be presented for action at the Annual Meeting of Shareholders other than those set forth above. If any other matters properly come before the Annual Meeting of Shareholders, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

We will bear the expenses in connection with the solicitation of proxies. Solicitation will be made by mail, but may also be made by telephone, personal interview, facsimile or personal calls by our officers, directors or employees who will not be specially compensated for such solicitation. We may request brokerage houses and other nominees or fiduciaries to forward copies of our proxy statement to beneficial owners of common stock held in their names and we may reimburse them for reasonable out-of-pocket expenses incurred in doing so.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2016, as filed with the Securities and Exchange Commission, will be sent to any shareholder without charge upon written request addressed to:

Michael J. Senken
MiMedx Group, Inc.
1775 West Oak Commons Court, NE
Marietta, Georgia 30062

By order of the Board of Directors,

/s/ Parker H. Petit
Parker H. Petit
Chairman and Chief Executive Officer
April 13, 2017

MIMEDX GROUP, INC 1828 West Oak Parkway, Marietta, Georgia 30062
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 16, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 16, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL #	000000000000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MIMEDX GROUP, INC

The Board of Directors recommends you vote FOR all director nominees:
1. Election of Directors (Class I)
	Nominees:	For	Against	Abstain
1a.	Charles R. Evans	☐	☐	☐
1b.	Charles E. Koob	☐	☐	☐
1c.	Neil S. Yeston	☐	☐	☐
1d.	Luis A. Aguilar	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

2	Proposal to ratify the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the current fiscal year.				☐	☐	☐

NOTE: The proxies will vote in their discretion regarding such other business as may properly come before the meeting or any adjournment or any postponement thereof.

For address change/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

			JOB #				SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

MIMEDX GROUP, INC.
This proxy is solicited on behalf of the Board of Directors
Annual Meeting of Shareholders
May 17, 2017 11:00 AM EDT

The shares represented by this proxy will be voted as specified herein by the shareholder when instructions are given in accordance with the procedures described herein and in the accompanying proxy statement. If no specification is made, all shares will be voted "FOR" the election of directors and the approval of the proposals set forth in the proxy statement.

The shareholder represented herein appoints Parker H. Petit and Alexandra O. Haden, and each of them, with full power to act alone, the true and lawful attorneys in fact and proxies, with the full power of substitution and revocation, to vote all shares of common stock entitled to be voted by said shareholder at the Annual Meeting of Shareholders of MiMedx Group, Inc. to be held at 1828 West Oak Parkway, NE, Marietta, Georgia 30062 on May 17, 2017, at 11:00 AM (Eastern Daylight Time), and in any adjournment or postponement thereof as specified in this proxy. This proxy revokes any proxy previously given.

Shareholders may revoke this proxy at any time prior to the vote at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the shares represented by this proxy will be voted at the discretion of the proxies identified above.

Address changes/comments:

If you noted any Address changes/comments above/please mark corresponding box on the reverse side.)

continued and to be signed on reverse side